Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 – USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE

March 4, 2009

UFP Technologies Announces Record 2008 Results

Georgetown, Mass., March 4, 2009.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported record net income of $5.1 million or $0.82 per diluted common share outstanding for its fiscal year ended December 31, 2008, or 23% higher than net income of $4.2 million or $0.71 per diluted common share outstanding for its fiscal year 2007.  Sales for 2008 were $110 million or 18% higher than 2007 sales of $93.6 million.

For its fourth quarter ended December 31, 2008, the Company reported net income of $1.1 million or $0.19 per diluted common share outstanding, compared to net income of $1.8 million or $0.30 per diluted common share outstanding in the same period in 2007.  Sales for the fourth quarter 2008 were $26.1 million or 2.4% higher than 2007 fourth quarter sales of $25.5 million.  One-time restructuring charges associated with the consolidation of the Company’s two Michigan plants for the twelve- and three-month periods ended December 31, 2008, were $1.3 million and $900,000, respectively.

“I am very pleased with the record sales and record profits we achieved in 2008,” said R. Jeffrey Bailly, Chairman & CEO.  “During the year, we launched many new programs, integrated an exciting acquisition, and streamlined operations by consolidating our two Michigan facilities. In fact, it is important to note that our record earnings came despite a significant restructuring charge and a depressed automotive market.

“As we look ahead to 2009, I believe UFP Technologies is well positioned to navigate these challenging economic times,” Bailly continued.  “We can scale our business to meet anticipated reductions in customer demand, and our balance sheet is strong.  With our current cash balance of $10 million and $14 million in current availability under our new bank facility, we have plenty of flexibility to seize strategic acquisition opportunities and fund our internal growth initiatives.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastics.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the automotive, computers and electronics, medical, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, the Company’s ability to respond to anticipated reduced customer demand, the Company’s growth potential and the Company’s strategies for, and ability to finance, growth.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the current economic downturn, the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

	Unaudited
	Three Months Ended		Twelve Months Ended
	31-Dec-08	31-Dec-07	31-Dec-08	31-Dec-07
Net sales	$26,066	$25,465	$110,032	$93,595
Cost of sales	19,429	18,342	81,469	70,785
Gross profit	6,637	7,123	28,563	22,810
SG&A	3,982	4,139	18,823	15,563
Restructuring charge	909	—	1,315	—
Operating income	1,746	2,984	8,425	7,247
Interest expense, other income & expenses	38	82	314	504
Income before income taxes	1,708	2,902	8,111	6,743
Income taxes	562	1,125	2,995	2,584
Net income	$1,146	$1,777	$5,116	$4,159

Weighted average shares outstanding	5,640	5,375	5,550	5,307
Weighted average diluted shares outstanding	6,112	6,022	6,263	5,861
Per Share Data
Net income per share outstanding	$0.20	$0.33	$0.92	$0.78
Net income per diluted share outstanding	$0.19	$0.30	$0.82	$0.71

Consolidated Condensed Balance Sheets

($ in thousands)

	31-Dec-08	31-Dec-07
Cash	$6,729	$9,060
Receivables, net	12,755	11,795
Inventories, net	8,153	5,877
Other current assets	2,005	1,843
Total current assets	29,642	28,575
Net property, plant, and equipment	11,754	9,492
Other assets	7,327	7,486
Total assets	$48,723	$45,553
Liabilities and stockholders’ equity
Short-term debt	$1,420	$1,419
Other current liabilities	9,534	12,204
Total current liabilities	10,954	13,623
Long-term debt	4,852	6,271
Other liabilities	1,550	1,416
Total liabilities	17,356	21,310
Total stockholders’ equity	31,367	24,243
Total liabilities and stockholders’ equity	$48,723	$45,553